EXHIBIT 4.3

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of September 29, 2006, among Magyar Telecom B.V. a private company with limited liability incorporated under the laws of The Netherlands (the “Issuer”), Invitel Rt. and V-holding Rt., S.C. Euroweb Romania S.A. (“Euroweb Romania” and, together with Invitel Rt. and V-holding Rt., the “Subsidiary Guarantors”) and The Bank of New York, a New York banking corporation (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee (a) an indenture (the “Original Indenture”), dated as of August 6, 2004, providing for the issuance of an initial aggregate principal amount of €142,000,000 of 10 3/4% Senior Notes due 2012 (the “Notes”) and (b) a first supplemental indenture to the Indenture, dated as of May 23, 2006, pursuant to which EuroWeb Internet Szolgaltato Rt. became a subsidiary guarantor under the Indenture (together with the Original Indenture, the “Indenture”);

WHEREAS, upon consummation of the acquisition of Euroweb Romania by the Issuer and its subsidiaries, Euroweb Romania became a Restricted Subsidiary of the Issuer;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Indenture provides that upon the event of Euroweb Romania becoming a Restricted Subsidiary, the Issuer and the Trustee may amend or supplement the Indenture (without the consent of any Holder of the Notes) to add Euroweb Romania as a Subsidiary Guarantor under the Indenture;

WHEREAS, each of the Issuer, Invitel Rt, V-holding Rt. and Euroweb Romania has duly authorized the execution and delivery of this Supplemental Indenture and has done all things necessary to make this Supplemental Indenture a valid agreement in accordance with its terms;

WHEREAS, the Issuer has requested that the Trustee executive and deliver this Supplemental Indenture and the Issuer has delivered or caused to delivered, to the Trustee an Officer’s Certificate and Opinion of Counsel in connection herewith; and

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, Invitel Rt, V-holding Rt, Euroweb Romania and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Representations. Each of the Issuer and each Subsidiary Guarantor represents and warrants as follows:

(a)	it is a legal entity duly incorporated and validly existing under the laws of the jurisdiction of its organization;

(b)	it has all requisite organizational power and authority to enter into and perform its obligations under this Supplemental Indenture;

(c)	this Supplemental Indenture has been duly authorized, executed and delivered by it and it is a legally valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(d)	the Indenture constitutes its legally and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws or equitable principles relating to or limiting creditors’ rights generally; and

(e)	immediately after giving effect to the Supplemental Indenture, no Event of Default (or event or circumstances which, with the giving of notice or the passage of time or both, would constitute an Event of Default) shall have occurred and be continuing.

3. Agreement to be Bound. As of the date hereof, Euroweb Romania, by its execution of this Supplemental Indenture, hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such will have all of the rights and be subject to all the obligations and agreements of a Subsidiary Guarantor under the Indenture. Euroweb Romania agrees to be bound by the terms and provisions of the Indenture applicable to a Subsidiary Guarantor, included but not limited to Article 10 thereof, and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture, as if a party to the Indenture on the date of its execution.

4. Guarantee. Pursuant to Section 10.09 of the Indenture, Euroweb Romania hereby provides a Guarantee of the Notes, and becomes a “Subsidiary Guarantor” for purposes of the Notes and the Indenture, immediately upon the execution and delivery of this Supplemental Indenture.

5. Limitation and Effectiveness of Guarantee. Pursuant to Section 10.04 of the Indenture, the Guarantee of Euroweb Romania is limited to an amount not to exceed the maximum amount that can be guaranteed by Euroweb Romania without rendering its Guarantee voidable or unenforceable under Romanian law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

6. Agreement to Subordinate. Pursuant to Section 14.01 of the Indenture, Euroweb Romania agrees and each holder of Notes by accepting a Note agrees, that all payments pursuant to the Subsidiary Guarantee made by or on behalf of Euroweb Romania are subordinated to the extent and in the manner provided in Article Fourteen of the Indenture to all existing and future obligations of Euroweb Romania under the Senior Debt of Euroweb Romania and that such subordination is for the benefit of and enforceable by the holders of Senior Debt of Euroweb Romania. Each Guarantee shall in all respects rank senior in right of payment to any future Subordinated Debt of Euroweb Romania.

7. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF NEW YORK. The Issuer and the Subsidiary Guarantors agree to be bound by Section 13.09 of the Indenture with regard to any suit, action or proceeding against the Issuer or a Subsidiary Guarantor brought by any Holder or the Trustee arising out of or based upon this Supplemental Indenture.

8. Notices. All notices and other communications to Euroweb Romania shall be given as provided in the Indenture to Euroweb Romania at its addresses set forth below.

9. Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original but all such counterparts shall together constitute but one and the same Supplemental Indenture.

10. Headings. The Section headings herein have been inserted for convenience of reference only and shall not affect the construction hereof.

11. The Trustee. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture and shall not be responsible in any manner whatsoever for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Subsidiary Guarantors. The Issuer (failing which the Subsidiary Guarantors) agrees to indemnify the Trustee to the same extent as provided under the Indenture against any an all loss, liability or expense (including attorneys’ fees and expenses) incurred by it without willful misconduct, gross negligence or bad faith on its part arising out of or in connection with the execution of this Supplemental Indenture.

12. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Any an all references, whether within the Indenture or in any notice, certificate or other instrument or document, shall be deemed to include a reference to this Supplemental Indenture (whether or not made), unless the context shall otherwise require.

13. Successors. All covenants and agreements in this Supplemental Indenture by the parties hereto shall bind their successors.

14. Benefits of Supplemental Indenture. Subject to Section 6, nothing in this Supplemental Indenture, the Indenture or the Notes, express or implied, shall give rise to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder, and the Holders, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

15. Entire Agreement. This Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the amendments to the Indenture set forth herein. All other provisions of the Indenture which are not amended are expressly affirmed.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

MAGYAR TELECOM B.V.

By:
Name:
Title:

INVITEL RT.

By:
Name:	Martin Lea
Title:	Chief Executive Officer

By:
Name:	Rob Bowker
Title:	Chief Financial Officer

V-HOLDING RT.

By:
Name:	Martin Lea
Title:	Member of the Board of Directors

By:
Name:	Ian McKenzie
Title:	Member of the Board of Directors

S.C. EUROWEB ROMANIA S.A.

By:
Name:
Title:

By:
Name:
Title:

Address: (Invitel Rt.székház) 2040 Budaörs, Puskás Tivadar u. 8-10. Telephone: 00 36 1 801 1500 Telefax: 00 36 1 801 1353 Attention of: Dr. Sándor Halász Legal Director

THE BANK OF NEW YORK

By:
Name:
Title:

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